   As filed with the Securities and Exchange Commission on December 21, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Landry's Restaurants, Inc.
            (Exact name of Registrant as specified in its charter)

              Delaware                              74-00405386
  (State or other jurisdiction of         (I.R.S. Employer Identification
   incorporation or organization)                       No.)

                             1510 West Loop South
                             Houston, Texas 77027
                                (713) 850-1010
  (Address, including zip code, and telephone number, Including area code, of
                   Registrant's principal executive offices)

                              Tilman J. Fertitta
                             1510 West Loop South
                             Houston, Texas 77027
                                (713) 850-1010
 (Name, address including zip code, and telephone number, including area code, of agent for service)

                                  copies to:
       ARTHUR S. BERNER, ESQ.                STEVEN L. SCHEINTHAL, ESQ.
       Haynes and Boone, LLP             Vice President of Administration,
 1000 Louisiana Street, Suite 4300         General Counsel and Secretary
     Houston, Texas 77002-5012               Landry's Restaurants, Inc.
           (713) 547-2526                       1510 West Loop South
                                                Houston, Texas 77027
                                                   (713) 850-1010

   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective, as determined by the applicable Registrant.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                     Proposed
                                                     Maximum
                                                    Aggregate      Amount of
Title of Each Class of Securities   Amount to be     Offering     Registration
        to be Registered           Registered(1)     Price(2)         Fee
------------------------------------------------------------------------------
Common Stock (par value $0.01 per
 share)..........................
------------------------------------------------------------------------------
Preferred Stock (par value $0.01
 per share)......................
------------------------------------------------------------------------------
Senior Debt Securities...........
------------------------------------------------------------------------------
Subordinated Debt Securities.....
------------------------------------------------------------------------------
Warrants.........................
------------------------------------------------------------------------------
Total............................   $250,000,000   $250,000,000     $59,750
------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) An indeterminate number of shares of common stock, preferred stock and warrants of Landry's Restaurants, Inc., an indeterminate principal amount of senior and subordinated debt securities of Landry's Restaurants, Inc.
    and junior subordinated debt securities of Landry's Restaurants, Inc. as may from time to time be issued at indeterminate prices, with an aggregate offering price not to exceed $250,000,000. If any Debt Securities are issued at an original issue discount, then the securities registered shall include such additional Debt Securities as may be necessary such that the aggregate public offering price of all securities pursuant to this Registration Statement will equal $250,000,000. Any securities registered under this Registration Statement may be sold separately or as units with other securities registered under this Registration Statement. The proposed maximum initial offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered under this Registration Statement.
(2) Estimated solely for the purpose of calculating the registration fee, which is calculated in accordance with Rule 457(o) of the rules and regulations under the Securities Act of 1933. Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered, the proposed maximum offering price per unit or the proposed maximum aggregate offering price.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION DATED DECEMBER 21, 2001

PROSPECTUS

                      [LOGO OF LANDRY'S RESTAURANTS, INC.]

                           Landry's Restaurants, Inc.
                                  Common Stock
                                Preferred Stock
                             Senior Debt Securities
                          Subordinated Debt Securities
                                    Warrants

                                  -----------

  We may offer from time to time up to $250,000,000 of any combination of the securities described in this prospectus. We will not offer or sell any securities under this prospectus unless accompanied by a prospectus supplement.

  We may offer and sell, from time to time:

  .   debt securities;

  .   shares of our common stock;

  .   shares of our preferred stock; and

  . warrants to purchase our debt securities or our common or preferred stock.

  The common stock offered in this prospectus may, subject to certain conditions, also be offered and sold from time to time under this prospectus by certain of our current stockholders. See "Selling Stockholders" and "Plan of Distribution" for information about the sale of our common stock by selling stockholders.

  We and the selling stockholders, if any, will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest in these securities.

  We and the selling stockholders, if any, may sell the securities directly, or through agents designated from time to time, or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities, their names and any applicable commissions or discounts will be set forth in a prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

  Our common stock is listed on the NYSE under the Symbol "LNY." The last reported sale price on December 20, 2001 was $17.98 per share.

                                  -----------

  Investment in these securities involves risk. See the Risk Factors section beginning on page 5.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus or whether it is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

             The date of this prospectus is                , 2001.

                               TABLE OF CONTENTS

Table Of Contents..........................................................   2
About This Prospectus......................................................   2
The Company................................................................   3
Risk Factors...............................................................   5
About Forward Looking Statements...........................................   8
Use Of Proceeds............................................................  10
Ratio Of Earnings To Fixed Charges.........................................  10
Description Of Our Capital Stock...........................................  11
Description Of Senior Debt Securities And Subordinated Debt Securities.....  14
Description Of Warrants....................................................  19
Selling Stockholders.......................................................  20
Plan Of Distribution.......................................................  21
Certain Legal Matters......................................................  21
Experts....................................................................  22
Where You Can Find More Information........................................  22

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf registration process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total offering price of up to $250,000,000. The common stock offered in this prospectus may, subject to certain conditions, also be offered and sold from time to time under this prospectus by certain of our current stockholders. This prospectus provides you with a general description of securities we or a selling stockholder may offer. Each time we or a selling stockholder use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Please carefully read this prospectus, any prospectus supplement and the documents incorporated by reference in the prospectus together with the additional information described under "Where You Can Find More Information" and "Risk Factors" before you make an investment decision.

   You should rely only on the information contained in this prospectus and the applicable prospectus supplement. Neither we nor any selling stockholder, if any, have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling stockholder, if any, are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, together with the information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. The information included in any prospectus supplement is accurate only as of the date of that prospectus supplement. Our business, financial condition, results of operations and prospects may change after the date on the front cover of this prospectus.

                                  THE COMPANY

   As used in this prospectus, unless otherwise required by the context, the terms "we," "us," "our" and the "Company" refer to Landry's Restaurants, Inc. and its consolidated subsidiaries.

General

   We are principally engaged in the ownership and operation of full service, casual dining restaurants, primarily under the names of Joe's Crab Shack, Landry's Seafood House, The Crab House, and Rainforest Cafe. As of November 30, 2001, we were the second largest seafood restaurant chain in the United States, and operated 192 full service restaurants including 110 Joe's Crab Shack restaurants, 41 Landry's Seafood House division restaurants, 26 Rainforest Cafe restaurants, 15 Crab House restaurants, and some limited menu restaurants.

   We opened the first Landry's Seafood House restaurant in 1980. In 1993, we became a publicly held company. Our stock is listed on the New York Stock Exchange under the symbol "LNY". In 1994, we acquired the first Joe's Crab Shack restaurant and in 1996, acquired the Crab House chain of restaurants. We acquired Rainforest Cafe, Inc., a publicly traded restaurant company in 2000 pursuant to a tender offer and merger. During 2001, we changed our name to Landry's Restaurants, Inc. to reflect our expansion and broadening of operations.

   We will continue to add to our base of restaurants, concentrating primarily on Joe's Crab Shack restaurants. Our new restaurant expansion will primarily be in areas where we are already located so we can take advantage of advertising and other economies of scale, including our existing labor force.

Core Restaurant Concepts

   Joe's Crab Shack. Joe's Crab Shack is a full-service seafood restaurant, featuring a varied seafood menu and offering many varieties of crab specialties. The atmosphere of a Joe's Crab Shack has an energetic casual feel, with a fun, eclectic decor influenced by weathered, old beach front fish shacks. Many of our Joe's Crab Shack facilities incorporate a small playground area for children adjacent to family dining areas. Dinner entree prices range from $8.99 to $15.99 and lunch entree prices range from $5.99 to $8.99.

   Landry's Seafood House. Landry's Seafood House is a full-service traditional Gulf Coast seafood restaurant. It offers an extensive menu featuring fresh fish, shrimp, crab, lobster, scallops, other seafood, beef and chicken specialties in a comfortable, casual atmosphere. The restaurants feature a prototype look that is readily identified by a large theater-style marquee over the entrance and by a distinctive brick and wood facade, creating the feeling of a traditional old seafood house restaurant. Dinner entree prices range from $12.99 to $19.99 and lunch entree prices range from $6.99 to $10.99.

   Rainforest Cafe. The Rainforest Cafe restaurants provide full service casual dining in a visually and audibly stimulating and entertaining rainforest environment that appeals to a broad range of customers. Each Rainforest Cafe consists of a restaurant and a retail village. The restaurant provides an attractive value to customers by offering a full menu of high quality food and beverage items served in a simulated rainforest, complete with thunderstorms, waterfalls and an active wildlife. In the retail village, Rainforest Cafe, sells complementary apparel, toys, and gifts with the Rainforest Cafe logo in addition to other items reflecting the rainforest theme. Entree prices range from $8.99 to $18.99.

   The Crab House. The Crab House restaurant is a full service casual dining seafood specialty restaurant with a casual nautical theme. Many of The Crab House restaurants feature a fresh seafood salad bar. Dinner entree prices range from $12.99 to $22.99 and lunch entree prices range from $6.99 to $9.99.

   Kemah Boardwalk and the Aquarium. Kemah Boardwalk is an approximately 30-acre entertainment complex which features seven of our restaurants, retail shops, a hotel, amusement rides and a marina and is the home of our initial aquarium theme restaurant named The Aquarium--An Underwater Dining Adventure.

Strategy

   Our objective is to develop and operate a nationwide system of restaurants that offer customers a fun dining experience, create a loyal customer base that generates a high level of repeat business and provide superior returns to our investors. By focusing on the food, value, service, and ambiance of a restaurant, we strive to create an environment that fosters repeat patronage and encourages word-of-mouth recommendations. Our operating strategy focuses on the following five key aspects of our operation to help us achieve the objective:

  . Commitment to providing attractive price value relationship. Our restaurants provide customers an attractive price-value relationship by serving generous portions with fresh ingredients in high quality meals at moderate prices.

  . Commitment to customer satisfaction. We provide our customers prompt, friendly, efficient service, keeping table-to-wait staff ratios low, and staffing each restaurant with an experienced management team to ensure attentive customer service and consistent food quality.

  . Distinctive design and decor and casual atmosphere. Each of our restaurant concepts has a distinctive appearance and a flexible design, which can accommodate a wide variety of available sites. We strive to create a memorable dining experience for customers to ensure repeat and frequent patronage.

  . High profile locations for restaurants. We locate a substantial number of our restaurants in markets, which provide a balanced mix of tourist, convention, business, and residential clientele. We believe that this strategy results in a high volume of new and repeat customers and provides us with increased name recognition in new markets.

  . Commitment to attracting and retaining quality employees. We believe there is a high correlation between the quality of restaurant management and the long-term success of the restaurant. We provide extensive training and attractive compensation as well as promote from within to foster a strong corporate culture and encourage a sense of personal commitment from our employees. With our cash bonus program, our managers typically earn bonuses equal to 15% to 25% of their total cash compensation.

   We believe we have demonstrated the viability of our restaurant concepts in a wide variety of markets across the US. We intend to continue our expansion program through organic growth and acquisitions.

  . Expansion of our core restaurant concepts. We anticipate continued expansion of our core restaurant concepts by opening units in strategically desirable markets, including those locations adjacent to one of our other concepts that provide us economic efficiencies and the ability to leverage our operating expertise. We intend to concentrate on development of Joe's Crab Shack restaurants in certain identified markets to increase our competitive position and obtain greater marketing and operational efficiencies. The specific rate at which we are able to open new restaurants is determined by our success in locating satisfactory sites, negotiating acceptable lease or purchase terms and securing appropriate local governmental permits and approvals, and by our capacity to supervise construction and recruit and train management personnel.

  . Testing new concepts and clustering our restaurants around attractions. By clustering, we will draw customers desiring to do more than just casually dine and we can leverage our operating expertise. We can offer an array of restaurant choices as well as other entertainment which appeals to different tastes and budgets. We will also explore internally developed concepts such as the Kemah Boardwalk and the Aquarium to assess their viability.

  . Pursuit of growth through acquisitions. Acquisitions have contributed significantly to our growth and will continue to play a significant role in enhancing and reinforcing our restaurant portfolio and further increasing returns to our investors. We have a history of successful acquisitions, including Joe's Crab Shack in 1994, the Crab House in 1996 and the Rainforest Cafe in 2000. We will continue to pursue opportunistic purchases of or investments in other restaurant companies and in the hospitality, amusements, entertainment, food service, facilities management or other related industries.

                                  RISK FACTORS

   Investing in our securities will provide you with an interest in, or obligation of, our Company. As an investor, you will be subject to risks inherent in our business. The performance of your investment in our Company will reflect the performance of our business relative to, among other things, general economic and industry conditions, market conditions and competition. The value of your investment may increase or it may decline and could result in a loss. You should carefully consider the following factors as well as other information contained in this prospectus or information incorporated by reference before deciding to make any investment in our Company.

The terrorist attacks of September 11, 2001 have had a negative impact on numerous of our restaurants, which, if it continues, could have a material adverse effect on our business and results of operations.

   As a result of the terrorist attacks on the United States on September 11, 2001, a number of our restaurants were negatively affected. Our Rainforest Cafes and other restaurants in major tourist areas saw an immediate decline in same-store sales as customers initially curtailed their travel and dining out activities. We believe that due to the seasonality and lower average sales of our restaurants in the fourth quarter of 2001, the Company's results will be negatively affected by a few cents per share. These revenue declines have begun to lessen in the fourth quarter, as people appear to be adjusting to the change in airplane travel schedules, security and safety. However, we cannot predict at this time what lingering effects the terrorists' attack will have on our business. Such effects could be seen in our revenue, liquidity, ability to access the capital markets, and compliance with our bank credit facilities.

Some of our restaurants have limited operating histories, which makes it difficult for us to predict their future results of operations.

   A number of our restaurants have been open for less than two years. Consequently, the earnings achieved to date by such restaurants may not be indicative of future operating results. Should enough of these restaurants underperform our estimate of their performance, it could have a material adverse effect on our operating results.

Because many of our restaurants are concentrated in single geographic areas, our results of operations could be materially adversely affected by regional events.

   Many of our existing and planned restaurants are concentrated in the southern half of the United States. This concentration in a particular region could affect our operating results in a number of ways. For example, our results of operations may be adversely affected by economic conditions in that region and other geographic areas into which we may expand. Also, given our present geographic concentration, adverse publicity relating to our restaurants could have a more pronounced adverse effect on our overall revenues than might be the case if our restaurants were more broadly dispersed. In addition, in view of the location of many of our existing restaurants in the Gulf Coast area from Texas to Florida, we are particularly susceptible to damage caused by hurricanes or other severe weather conditions. While we maintain business interruption insurance, there can be no assurance that if a severe hurricane or other natural disaster should affect our geographical areas of operations, we would be able to maintain our current level of operations or profitability.

If we are unable to obtain a seafood supply in sufficient quality and quantity to support our operations, our results of operations could be materially adversely affected.

   In the recent past, certain types of seafood have experienced fluctuations in availability. We have in the past utilized several seafood suppliers and have not experienced any difficulty in obtaining adequate supplies of fresh seafood on a timely basis. In addition, some types of seafood have been subject to adverse publicity due to certain levels of contamination at their source, which can adversely affect both supply and market demand. We maintain an in-house inspection program for our seafood purchases and, in the past, have not experienced any detriment from contaminated seafood. However, we can make no assurances that in the future either seafood contamination or inadequate supplies of seafood might not have a significant and materially adverse effect on our operating results and profitability.

If we are unable to anticipate and react to changes in food and other costs, our results of operations could be materially adversely affected.

   Our profitability is dependent on our ability to anticipate and react to increases in food, labor, employee benefits, and similar costs over which we have limited or no control. Specifically, our dependence on frequent deliveries of fresh seafood and produce subjects us to the risk of possible shortages or interruptions in supply caused by adverse weather or other conditions that could adversely affect the availability and cost of such items. Our business may also be affected by inflation. In the past, management has been able to anticipate and avoid any adverse effect on our profitability from increasing costs through our purchasing practices and menu price adjustments, but there can be no assurance that we will be able to do so in the future.

The restaurant industry is peculiarly affected by trends and fluctuations in demand and is highly competitive. If we are unable to successfully surmount these challenges presented by the restaurant industry, our business and results of operations could be materially adversely affected.

   The restaurant industry is intensely competitive and is affected by changes in consumer tastes and by national, regional, and local economic conditions and demographic trends. The performance of individual restaurants may be affected by factors such as:

  .   traffic patterns,

  .   demographic considerations,

  .   weather conditions, and

  .   the type, number, and location of competing restaurants.

   We have many well established competitors with greater financial resources and longer histories of operation than ours, including competitors already established in regions where we are planning to expand, as well as competitors planning to expand in the same regions. We face significant competition from mid-priced, full-service, casual dining restaurants offering seafood and other types and varieties of cuisine. Our competitors include national, regional, and local chains as well as local owner-operated restaurants. We also compete with other restaurants and retail establishments for restaurant sites.

The cost of compliance with the significant governmental regulation to which we are subject or our failure to comply with such regulation could materially adversely affect our results of operations.

   The restaurant industry is subject to extensive state and local government regulation relating to the sale of food and alcoholic beverages and to sanitation, public health, fire and building codes. In 2001, between 12% and 13% of our revenues were attributable to the sale of alcoholic beverages. Alcoholic beverage control regulations require each of our restaurants to apply for and obtain from state authorities a license or permit to sell alcohol on the premises and to provide service for extended hours and on Sundays. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations affect various aspects of daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. In certain states, we may be subject to "dram shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from the establishment which wrongfully served alcoholic beverages to the intoxicated person. We carry liquor liability coverage as part of our comprehensive general liability insurance.

   Our operations may be impacted by changes in federal and state taxes and other federal and state governmental policies which include many possible factors such as:

  .   the level of minimum wages,

  .   the deductibility of business and entertainment expenses,

  .   levels of disposable income and unemployment and

  .   national and regional economic growth.

There are various federal, state and local governmental initiatives to increase the level of minimum wages which would increase our labor costs.

   Difficulties or failures in obtaining required licensing or other regulatory approvals could delay or prevent the opening of a new restaurant. The suspension of, or inability to renew, a license could interrupt operations at an existing restaurant, and the inability to retain or renew such licenses would adversely affect the operations of such restaurant. Our operations are also subject to requirements of local governmental entities with respect to zoning, land use and environmental factors which could delay or prevent the development of new restaurants in particular locations.

   At the federal and state levels, there are from time to time various proposals and initiatives under consideration to further regulate various aspects of our business and employment regulations. These and other initiatives could adversely affect us as well as the restaurant industry in general. In addition, seafood is harvested on a world-wide basis and, on occasion, imported seafood is subject to federally imposed import duties.

Our business is subject to seasonal fluctuations, and, as a result, our results of operations for any given quarter may not be indicative of the results that may be achieved for the full fiscal year.

   Our business is subject to seasonal fluctuations. Historically, our highest earnings have occurred in the second and third quarters of the fiscal year, as our revenues in most of our restaurants have typically been higher during the second and third quarters of the fiscal year. As a result, results of operations for any single quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. Quarterly results have been, and in the future will continue to be, significantly impacted by the timing of new restaurant openings and their respective preopening costs.

Our international operations subject us to certain external business risks that do not apply to our domestic operations.

   Rainforest Cafe has eight separate exclusive license arrangements relating to the operations and development of Rainforest Cafes in the United Kingdom, Japan, France, Mexico, Canada and certain countries and cities in Asia. These agreements include a per unit development fee and royalties ranging from 3% to 7% of revenues. There are 12 international units in operation; one is owned outright, and the rest are franchises. We own various equity interests in several of the international franchise locations. Our international operations will be subject to certain external business risks such as exchange rate fluctuations, political instability and the significant weakening of a local economy in which a foreign unit is located. In addition, it may be more difficult to register and protect our intellectual property rights in certain foreign countries.

If we are unable to protect our intellectual property rights, it could reduce our ability to capitalize on our brand names, which could have an adverse affect on our business and results of operations.

   Landry's Seafood House, Joe's Crab Shack and Rainforest Cafe are each registered as a federal service mark on the Principal Register of the United States Patent and Trademark Office. The Crab House is a registered design mark. We pursue registration of our important service marks and trademarks and vigorously oppose any infringement upon them. There is no assurance that any of our rights in any of our intellectual property will be enforceable, even if registered, against any prior users of similar intellectual property or against any of our competitors who seek to utilize similar intellectual property in areas where we operate or intend to conduct operations. The failure to enforce any of our intellectual property rights could have the effect of reducing our ability to capitalize on our efforts to establish brand equity.

We face the risk of adverse publicity and litigation, the cost of which could have a material adverse effect on our business and results of operations.

   We may from time to time be the subject of complaints or litigation from customers alleging illness, injury or other food quality, health or operational concerns. Publicity resulting from these allegations may materially adversely affect us, regardless of whether the allegations are valid or whether we are liable. In addition, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations, a significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, prospects, financial condition, operating results and/or cash flows.

If we are unable to reverse same store sales declines in the Rainforest Cafe restaurants, our business and results of operations could be materially adversely affected.

   In 2000, we acquired Rainforest Cafe. We cannot assure you that we will successfully curtail the same store sales declines of certain Rainforest Cafe restaurants or that our operational and financial plans will improve operating margins. If we are unable to successfully moderate these same store sales declines, our business and results of operations could be materially adversely effected.

Rising interest rates would increase our borrowing costs, which could have a material adverse effect on our business and results of operations.

   We currently have, and may incur, additional indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which may have an adverse effect on our business, results of operations and financial condition.

If we do not prevail in the dissenter's rights litigation in connection with our Rainforest Cafe acquisition, we could be required to pay additional amounts to former Rainforest Cafe shareholders, which could have a material adverse effect on our results of operations.

   We are subject to potential liability from dissenter's rights litigation in connection with our acquisition of Rainforest Cafe. In the event that it is determined that the amount previously paid to the former Rainforest Cafe shareholders does not, in fact, represent fair value, we could be required to pay additional amounts to these former shareholders. If these additional amounts are substantial, it could have a material adverse effect.

                        ABOUT FORWARD LOOKING STATEMENTS

   In this prospectus, we have made forward-looking statements. Our forward-looking statements are subject to risks and uncertainty, including without limitation, our ability to continue our expansion strategy, ability to make projected capital expenditures, as well as general market conditions, competition, and pricing. We cannot assure you that same store sales declines of Rainforest Cafe units can be mitigated or can achieve projected financial results. Forward-looking statements include statements regarding:

  .   future capital expenditures (including the amount and nature thereof),

  .   business strategy and measures to implement such strategy,

  .   competitive strengths,

  .   goals,

  .   expansion and growth of our business and operations,

  .   plans,

  . references to future success as well as other statements which include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and

  .   other similar expressions.

   Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, we cannot assure you that the forward-looking statements included in this report will prove to be accurate. In light of the significant uncertainties inherent in our forward-looking statements, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

                                USE OF PROCEEDS

   Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our securities for general corporate purposes, including, but not limited to, the following purposes:

  .   make acquisitions;

  .   make capital expenditures;

  .   provide working capital;

  .   repay or refinance debt or other corporate obligations; or

  .   repurchase and redeem securities.
   Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of indebtedness.

   We will not receive any of the proceeds from sales of common stock by the selling stockholders. We have agreed to pay all expenses of effecting the registration of the offered shares, including reasonable fees and disbursements of one counsel for the selling stockholders. We will not pay underwriting discounts and commissions, fees and disbursements of any additional counsel for the selling stockholders, or transfer taxes attributable to the sale of the offered shares, which will be paid by the selling stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The ratio of our earnings to our fixed charges for the periods indicated are as follows:

                                                        For the Years Ended
                                      For the Nine          December 31,
                                      Months Ended    ------------------------
                                   September 30, 2001 2000 1999 1998 1997 1996
                                   ------------------ ---- ---- ---- ---- ----
Ratio of earnings to fixed
 charges..........................        2.98        2.27 3.22 1.34 8.31 1.51

   For these ratios, earnings consist of income before interest expense, including amortization of capitalized expenses related to indebtedness, estimated interest factor (33.3%) of rental expense, accounting changes and income taxes. Fixed charges consist of interest expense, including amounts capitalized, amortization of capitalized expenses related to indebtedness, and estimated interest factor (33.3%) of rent expense.

                        DESCRIPTION OF OUR CAPITAL STOCK

   Set forth below is a summary of all of the material provisions of our organizational documents. You should read the organizational documents, which are filed as exhibits to this registration statement, for other provisions that may be important to you. In addition, you should be aware that the summary below does not give full effect to the terms of the provisions of statutory or common law which may affect your rights as a stockholder.

Common Stock

   Pursuant to our Certificate of Incorporation, we have the authority to issue an aggregate of 60,000,000 shares of common stock, par value $0.01 per share. As of November 30, 2001, 21,997,493 shares of common stock were outstanding, and 3,524,306 shares of our common stock were reserved for issuance under our various stock option plans.

   Voting rights. Each share of common stock is entitled to one vote in the election of directors and on all other matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors.

   Dividends, distributions and stock splits. Holders of our common stock are entitled to receive dividends if, as and when such dividends are declared by our Board of Directors out of assets legally available therefor.

   Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities, our remaining assets will be distributed ratably among the holders of common stock.

   Fully Paid. All shares of common stock outstanding are fully paid and nonassessable, and all the shares of common stock to be outstanding upon completion of this offering will be fully paid and nonassessable.

   Other Rights. Holders of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

Preferred Stock

   The following description sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, the particular terms will be described in a prospectus supplement.

   Without seeking stockholder approval, our Board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.

   The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the Articles Supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

  .   maximum number of shares in the series and the distinctive designation;

  .   the terms on which dividends, if any, will be paid;

  .   the terms on which the shares may be redeemed, if at all;

  .   the liquidation preference, if any;

  . the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

  . the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

  .   the voting rights, if any, on the shares of the series; and

  . any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

   The issuance of preferred stock may delay, deter or prevent a change in control.

   We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable Article Supplementary for complete information. The prospectus supplement will contain a description of U.S. Federal Income Tax consequences relating to the preferred stock.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

   We are a Delaware corporation. The Delaware General Corporation Law contains certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

   Delaware Law. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner that includes approval by at least 66.7% of the outstanding stock not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  . the owner of 15% or more of the outstanding voting stock of the corporation;

  . an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  . an affiliate or associate of the persons described in the foregoing bullet points.

   Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under
Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because stockholder approval of the transaction, as discussed above, would be unnecessary.

   Charter and Bylaw Provisions. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may be effected either at a duly called annual or special meeting of the stockholders or by written consent of the stockholders. Special meetings of stockholders may be called by the president, the board of directors or by ten percent (10%) of the stockholders entitled to vote at the special meeting.

   Our certificate of incorporation does not provide for the division of our board of directors into classes. Each year at the annual meeting of stockholders, all directors are elected to hold office until the next succeeding annual meeting of stockholders. The number of directors is fixed at six (6) by our bylaws, which number may be changed by the Board of Directors.

   Directors may be removed with the approval of the holders of a majority of the shares entitled to vote at a meeting of stockholders. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the shares entitled to vote at a meeting of stockholders.

Limitation of Liability; Indemnification

   Our certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

  . for any breach of the director's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

  . for any transaction from which the director derives an improper personal benefit.

   These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

   Our certificate of incorporation and bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                   DESCRIPTION OF SENIOR DEBT SECURITIES AND
                          SUBORDINATED DEBT SECURITIES

General

   The debt securities will be our general unsecured obligation and will be issued as either senior notes and debentures, which are referred to throughout as the senior debt securities, or subordinated notes and debentures, which are referred to throughout as the subordinated debt securities, or both. We would issue our debt securities under one or more separate indentures, in each case between us and the trustee, and in substantially the form that has been filed as an exhibit to the registration statement of which this prospectus is a part, but subject to any future amendments or supplements. We will issue senior debt securities under a senior indenture and subordinated debt securities under a subordinated indenture. We refer to the senior indenture and the subordinated indenture below singularly as the indenture or together as the indentures. We refer to the senior trustee and the subordinated trustee below individually as a trustee and together as the trustees.

   Set forth below is a summary of all of the material terms of the indentures. The particular terms of the debt securities we might offer and the extent to which these general provisions apply will be described in a prospectus supplement relating to the offered debt securities. We have included the forms of the indentures under which the offered debt securities will be issued as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you.

   Unless we provide otherwise in any prospectus supplement, the indentures do not limit the aggregate principal amount of debt securities that we can issue. We may issue debt securities in one or more series and in differing aggregate principal amounts. We may issue debt securities in any currency or currency unit that we may designate. We may issue debt securities in registered or global form. The rights of holders of debt securities will be limited to our assets.

   The senior debt securities will rank equally with all of our other senior debt, if any. As of September 30, 2001, our debt to equity ratio was 0.39. If we offer common stock, or securities convertible into common stock, or subordinated debt, as of September 30, 2001, $151.0 million of consolidated debt will rank senior to such securities. We will disclose any material changes to such amounts in a prospectus supplement prepared in accordance with this prospectus. The subordinated debt securities will have a junior position to all of our senior debt, if any. As of November 30, 2001, we have $160.0 million in indebtedness outstanding under our $200.0 million bank loan facility. Any amounts borrowed under that facility would be senior to the subordinated debt securities. Other than as may be described in a prospectus supplement, neither indenture will contain any covenant or provision that affords debt holders protection in the event that we enter into a highly leveraged transaction in which we borrow a substantial amount of the monetary requirements for such transaction. These same holders would not have any right to require us to repurchase the debt securities, in the event that the credit rating of any debt securities declined as a result of our involvement in a takeover, recapitalization, similar restructuring or otherwise.

   A prospectus supplement including the indentures, filed as an exhibit, relating to any series of debt securities that we may offer will include specific terms relating to the offering. These terms will include some or all of the following:

  . the title and type of debt securities being offered, which may include medium term notes;

  .   the total principal amount of debt securities being offered;

  . whether the debt securities will be issued in one or more forms of global securities and whether such global securities are to be issuable in temporary global form or permanent global form;

  . the dates on which the principal of, and premium, if any, on the offered debt securities is payable;

  .   the interest rate or the method of determining the interest rate;

  .   the date from which interest will accrue;

  .   the interest payment dates;

  .   the place where the principal, premium and interest is payable;

  .   any optional redemption periods;

  . any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  . whether the debt securities will be convertible into shares of common stock or exchangeable for other of our securities (which would be required to be registered under the Securities Act of 1933) and if so, the terms of conversion or exchange;

  . the currency or currencies, if other than U.S. dollars, in which principal payments or other payments will be payable;

  .   events causing acceleration of maturity;

  . any provisions granting special rights to holders when a specified event occurs;

  .   any changes to or additional events of default or covenants;

  . any material United States federal income tax consequences and any special tax implications of ownership and disposition of the debt securities; and

  .   any other terms of the debt securities.

   The debt securities will be issued in registered form. There will be no service charge for any registration, transfer or exchange of debt securities. We may, however, require payment of an amount that would be sufficient to cover any tax or other governmental charge we may incur. We may sell debt securities at a discount or premium (which may be substantial) below or above their stated principal amount, either bearing no interest or bearing interest at a rate that may be below the market rate at the time we issue the debt securities.

   We will describe any material United States federal income tax consequences and other special considerations applicable to discounted debt securities in the prospectus supplement. If we sell any of the offered debt securities for any foreign currency or currency unit, or if any of the principal, premium or interest, if any, is payable on any of the offered debt securities, the restrictions, elections, tax consequences, specific terms and other information pertaining to the offered debt securities and such foreign currency or foreign currency unit will be set forth in the prospectus supplement describing such offered debt securities.

Denominations

   We will issue the debt securities in registered form of $1,000 each or integral multiples thereof.

Subordination

   Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities generally will be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness. The subordinated indenture defines senior indebtedness to include all notes or other unsecured evidences of indebtedness, including our guarantees for money borrowed by us, not expressed to be subordinate or junior in right of payment to any other of our indebtedness and all extensions of such indebtedness. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  . of any insolvency, bankruptcy or similar proceeding involving us or our property;

  . we fail to pay the principal, interest, any premium or any other amounts on any senior indebtedness when due;

  . of a default (other than a payment default with respect to the senior indebtedness) that imposes a payment blockage on the subordinated debt securities for a maximum of 179 days at any one time, unless the event of default has been cured or waived or shall no longer exist; or

  . the principal and any accrued interest on any series of subordinated debt securities has been declared due and payable upon an event of default described in the subordinated debt indenture and such declaration has not been rescinded.

   In the event of any voluntary or involuntary bankruptcy, insolvency, reorganization or other similar proceeding relating to us, all of our obligations to holders of senior indebtedness will be entitled to be paid in full before any payment shall be made on account of the principal of, or premium, if any, or interest, if any, on the subordinated debt securities of any series. In the event of any such bankruptcy, insolvency, reorganization or other similar proceeding, holders of the subordinated debt securities of any series, together with holders of indebtedness ranking equally with the subordinated debt securities, shall be entitled, ratably, to be paid amounts that are due to them, but only from assets remaining after we pay in full the amounts that we owe on our senior indebtedness. We will make these payments before we make any payment or other distribution on account of any indebtedness that ranks junior to the subordinated debt securities. However, if we have paid in full all of the sums that we owe with respect to our senior indebtedness and creditors in respect of our obligations associated with such derivative products have not received payment in full of amounts due to them, then the available remaining assets shall be applied to payment in full of those obligations before any payment is made on the subordinated debt securities. If we are in default on any of our senior indebtedness or if any such default would occur as a result of certain payments, then we may not make any payments on the subordinated debt securities or effect any exchange or retirement of any of the subordinated debt securities unless and until such default has been cured or waived or otherwise ceases to exist.

   No provision contained in the subordinated indenture or the subordinated debt securities affects our absolute and unconditional obligation to pay when due, principal of, premium, if any, and interest on the subordinated debt securities and neither the subordinated indenture nor the subordinated debt securities prevent the occurrence of any default or event of default under the subordinated indenture or limit the rights of the subordinated trustee or any holder of subordinated debt securities, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated debt securities. As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of our creditors or a marshaling of our assets or liabilities, holders of subordinated debt securities may receive ratably less than other creditors.

   If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated herein by reference will set forth the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter.

Events of Default; Remedies

   The following are defined as events of default under each indenture:

  . our failure to pay principal or any premium on any debt security when due;

  . our failure to pay any interest on any debt security when due, continued for 30 days;

  . our failure to deposit any mandatory sinking fund payment when due, continued for 30 days;

  . our failure to perform any other covenant or warranty in the indenture that continues for 90 days after written notice;

  .   our certain events of bankruptcy, insolvency or reorganization; and

  . any other event of default as may be specified with respect to debt securities of such series.

   An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if the trustee considers withholding of notice to be in the best interest of the holders. If an event of default occurs, either the trustee or the holders of at least 25% of the principal amount of the outstanding debt securities may declare the principal amount of the debt securities of the applicable series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the outstanding debt securities of such series can void the declaration. These conditions include the requirement that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest payments on the series of debt securities subject to the default. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding debt securities of all series will become immediately due and payable without any declaration or other act on the part of either trustee or any holder.

   Depending on the terms of our indebtedness, an event of default under an indenture may cause a cross default on our other indebtedness. Other than its duties in the case of default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holder or group of holders unless the holders offer the trustee reasonable indemnity. If the holders provide reasonable indemnification, the holders of a majority of the principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee for any series of debt securities. The holders of a majority of the principal amount outstanding of any series of debt securities may, on behalf of all holders of such series, waive any past default under the indenture, except in the case of a payment of principal or interest default. We are required to provide to each trustee an annual statement reflecting the performance of our obligations under the indenture and any statement of default, if applicable.

Covenants

   Under the indentures, we will:

  . pay the principal, interest and any premium on the debt securities when due;

  .   maintain a place of payment;

  . deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

  . deposit sufficient funds with any payment agent on or before the due date for any principal, interest or any premium.

Modification or Amendment of Indentures

   Under each indenture, all rights and obligations and the rights of the holders may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. No modification or amendment may, however, be made without the consent of the holders of any debt securities if the following provisions are affected:

  . change in the stated maturity date of the principal payment or installment of any principal payment;

  . reduction in the principal amount or premium on, or interest on any of the debt securities;

  . reduction in the percentage required for modifications or amendment to be effective against any holder of any debt securities.

Consolidation, Merger and Sale of Assets

   Each indenture generally permits a consolidation or merger between us and another corporation. Each indenture also permits us to sell all or substantially all of our property and assets. If this happens, the surviving or acquiring company will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and the performance of the covenants in the indentures. We will only consolidate or merge with or into any other company or sell all, or substantially all, of our assets according to the terms and conditions of the indentures. The surviving or acquiring company will be substituted for us in the indentures with the same effect as if it had been an original party to the indenture. Thereafter, the successor company may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding our board of directors or any of our officers are required or permitted to do may be done by the board of directors or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Discharge and Defeasance

   We will be discharged from our obligations under the debt securities of any series at any time if we irrevocably deposit with the trustee enough cash or U.S. government securities to pay the principal, interest, any premium and any other sums due through the stated maturity date or redemption date of the debt securities of the series. In this event, we will be deemed to have paid and discharged the entire indebtedness on all outstanding debt securities of the series. Accordingly, our obligations under the applicable indenture and the debt securities of such series to pay any principal, premium, or interest, if any, shall cease, terminate and be completely discharged. The holders of any debt securities shall then only be entitled to payment out of the money or U.S. government securities deposited with the trustee and such holders of debt securities of such series will not be entitled to the benefits of the indenture except as relate to the registration, transfer and exchange of debt securities and the replacement of lost, stolen or mutilated debt securities.

Payment and Paying Agents

   We will pay the principal, interest and premium on fully registered securities at designated places. We will pay by check mailed to the person in whose name the debt securities are registered on the day specified in the indentures or any prospectus supplement. We will make debt securities payments in other forms at a place we designate and specify in a prospectus supplement.

Form, Exchange, Registration and Transfer

   Fully registered debt securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency we maintain for such purposes without the payment of any service charge except for any tax or governmental charge. The registered securities must be duly endorsed or accompanied by a written instrument of transfer, if required by us or the security registrar. We will describe any procedures for the exchange of debt securities for other debt securities of the same series in the prospectus supplement for that offering.

Global Securities

   We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we identify in a prospectus supplement. We may issue global securities in registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or part for the individual debt securities it represents, the depositary or its nominee may not transfer a global security except as a whole. The depositary for a global security and its nominee may only transfer the global security between themselves or their successors. We will make principal, premium and interest payments on global securities to the depositary or the nominee it designates as the registered owner for such global securities. The depositary or its nominee will be responsible for making payments to you and other holders of interests in the global securities. We and the paying agents will treat the persons in whose names the global securities are registered as the owners of such global securities for all purposes. Neither we nor the paying agents have any direct responsibility or liability for the payment of principal, premium or interest to owners of beneficial interests in the global securities, and such liability is that of the depositary or its variance. As a result the beneficial interest holder may have to rely on the depositary to recover in the event of default.

                            DESCRIPTION OF WARRANTS

   We may issue warrants, including warrants to purchase common stock, debt securities or other securities registered pursuant to this registration statement and described in this prospectus. We may issue warrants independently or together with other securities that may be attached to or separate from the warrants. We will issue each series of warrants under a separate warrant agreement that will be entered into between us and a bank or trust company, as warrant agent, and will be described in the prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes certain general terms and provisions of the warrants we may offer. We will set forth further terms of the warrants and the applicable warrant agreement in the applicable prospectus supplement.

Debt Warrants

   The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

  .   the title of such debt warrants;

  .   the offering price for such debt warrants;

  .   the aggregate number of such debt warrants;

  . the designation and terms of the debt securities purchasable upon exercise of such debt warrants;

  . if applicable, the designation and terms of the securities with which such debt warrants are issued and the number of such debt warrants issued with each security;

  . if applicable, the date from and after which such debt warrants and any securities issued therewith will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of a debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

  . the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

  . if applicable, the minimum or maximum amount of such debt warrants which may be exercised at any one time;

  . whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered form;

  .   information with respect to book-entry procedures, if any;

  . the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of certain United States federal income tax considerations;

  .   the antidilution provisions of such debt warrants, if any;

  . the redemption or call provisions, if any, applicable to such debt warrant; and

  . any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of such debt warrants.

Common Stock Warrants

   The applicable prospectus supplement will describe the terms of any warrants exchangeable for common stock, including:

  .   the title of such warrants;

  .   the offering price of such warrants;

  .   the aggregate number of such warrants;

  . the designation and terms of the common stock issued by us purchasable upon exercise of such warrants;

  . if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

  . if applicable, the date from and after which such warrants and any securities issued therewith will be separately transferable;

  . the number of shares of common stock issued by us purchasable upon exercise of the warrants and the price at which such shares may be purchased upon exercise;

  . the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

  . if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

  . the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of certain United States federal income tax considerations; and

  .   the antidilution provisions of the warrants, if any.

                              SELLING STOCKHOLDERS

   This prospectus has also been prepared for use by persons who may be entitled to offer common stock under circumstances requiring the use of a prospectus; provided, however, that no selling stockholder will be able to use this prospectus for an offer of common stock without first obtaining our consent. We may consent to the use of this prospectus by selling stockholders for a limited period of time and subject to limitations and conditions, which may be waived by agreement between us and the selling stockholders. Information identifying any selling stockholder and disclosing information concerning the selling stockholder and the amount of common stock to be sold as may then be required by the Securities Act of 1933, as amended, and the rules of the SEC will be set forth in a supplement to this prospectus.

                              PLAN OF DISTRIBUTION

   We and the selling stockholders, if any, may distribute the securities described in this prospectus or any prospectus supplement from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered under that prospectus supplement.

   We and the selling stockholders, if any, may sell securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each prospectus supplement will describe the terms of the securities to which the prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities and the net proceeds we and the selling stockholders, if any, will receive from such sale. We will receive no proceeds from the sales of securities by selling stockholders.

   In addition, each prospectus supplement will describe any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which the subject securities will be listed.

   Any underwriter or agent participating in the distribution of the securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities and sold and any discounts or commissions received by them, and any profit realized by them on the same or resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Certain of any such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

   Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms ("remarketing firms") acting as principals for their own accounts or as agents for either of us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

   If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

   Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Certain of any such agents and underwriters, including their associates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

   Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, except for the common stock, which is listed on the NYSE, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

                             CERTAIN LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplements, the validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, our legal counsel.

                                    EXPERTS

   The financial statements as of and for the years ended December 31, 1998, 1999 and 2000 incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers (including us) that file documents with the SEC electronically. Our SEC filings may be obtained from that web site. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also read and copy any document we file with the SEC at the following SEC public reference facilities:

   Public Reference Room    New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.          233 Broadway         Citicorp Center
         Room 1024          New York, New York 10279   500 West Madison Street
  Washington, D.C. 20549                               Suite 1400
                                                       Chicago, Illinois
                                                    60661-2511

   You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering:

  .   Our Annual Report on Form 10-K for the year ended December 31, 2000;

  .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

  .   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;
      and

  .   Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      2001.

   Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Investor Relations
     Landry's Restaurants, Inc.
     1510 West Loop South
     Houston, TX 77027
     713-850-1010

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      [LOGO OF LANDRY'S RESTAURANTS, INC.]

                                  Common Stock

                                Preferred Stock

                             Senior Debt Securities

                          Subordinated Debt Securities

                                    Warrants
                               ----------------

                                   PROSPECTUS

                                [        ], 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

SEC Registration Fee................................................. $ 59,750
Printing............................................................. $ 75,000*
Accounting Fees and Expenses......................................... $ 30,000*
Legal Fees and Expenses.............................................. $ 75,000*
Transfer Agent Fees.................................................. $  5,000*
Transfer Fees and Expenses........................................... $ 30,000*
Rating Agency Fees and Expenses...................................... $ 75,000*
Blue Sky Fees and Expenses........................................... $ 10,000*
Miscellaneous........................................................ $ 15,250*
                                                                      --------
Total................................................................ $375,000*
                                                                      ========

--------
* Estimated.

ITEM 15. Indemnification of Directors and Officers.

   We are incorporated under the laws of the State of Delaware. Subsection
(b)(7) of Section 102 of the Delaware General Corporation Law (the "DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of our certificate of incorporation provides for such limitation of personal liability of our directors.

   Section 145 of the General Corporation Law of the state of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who were or are parties, or are threatened to be made a party to any threatened, pending or completed, action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest except that no indemnification is permitted without judicial approval if the officer is adjudge to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

   Article IX of our certificate of incorporation provides that we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative (including actions by or in the right of our company), by reason of the fact that he is or was a director or officer of our company, or is or was serving at the request of our company as a director or officer of our company, or is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The determination of whether an incumbent or former director or officer is entitled to indemnification because it has met the applicable standards of conduct set forth above is to be made, unless ordered by a court:
(i) by a majority vote of a quorum consisting of directors who at the time of the vote are not parties to the proceeding; (ii) if such quorum cannot be obtained, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by a vote of our stockholders. Our certificate of incorporation further provides that the expenses (including attorneys' fees) incurred in any such action by one of our directors or officers may be paid or reimbursed by us in advance of the final disposition of such action, suit or proceeding upon receipt of a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed if it is ultimately determined that he is not entitled to be indemnified by us as authorized in the certificate of incorporation.

   Our certificate of incorporation further provides that the indemnification described therein is not exclusive, and shall not exclude any other rights to which those seeking to be indemnified may be entitled under statute, any bylaw, agreement, vote of our stockholders or disinterested directors, or otherwise, both as to action in his official capacity and to his action in another capacity while holding such office.

ITEM 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits

     Items denoted by a letter are incorporated by reference to other documents previously filed with the Securities and Exchange Commission as set forth at the end of this table. Items not denoted by a letter but denoted with an * are being filed herewith, and items designated with ** are to be filed by amendment.

 Exhibit
 Number
 -------
  *1.1   Form of Underwriting Agreement (Common Stock and Preferred Stock of
         Landry's Restaurants, Inc.).

  *1.2   Form of Underwriting Agreement (Senior Debt Securities and Junior
         Subordinated Debt Securities of Landry's Restaurants, Inc.).

 **1.4   Form of Underwriting Agreement (Warrants of Landry's Restaurants, Inc.).

   3.1   Certificate of Incorporation and Amendment thereto of Landry's
         Restaurants, Inc. (a)
         and (b)

   3.2   Bylaws of Landry's Restaurants, Inc. (a)

  *4.1   Form of Indenture for Senior Debt Securities issued by Landry's
         Restaurants, Inc.

  *4.2 Form of Subordinated Indenture for Junior Subordinated Debt Securities issued by Landry's Restaurants, Inc.

 **4.4   Form of Senior Debt Security issued by Landry's Restaurants, Inc.

 **4.5   Form of Junior Subordinated Debt Security issued by Landry's
         Restaurants, Inc.

   4.12  Specimen of Common Stock certificate, $0.01 par value, of Landry's
         Restaurants, Inc. (a)

  *5.1   Opinion of Haynes and Boone, LLP, counsel for Landry's Restaurants,
         Inc.

  *12.1 Computation of Statement of Ratios of Earnings to Fixed Charges.

  *23.1 Consent of Arthur Andersen LLP.

  *23.2 Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

  *24.1 Powers of Attorney.

 **25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of
        1939 of the Trustee under the Indenture (Senior Debt Securities issued by Landry's Restaurants, Inc.).

 **25.2 Statement of Eligibility on Form T-1 under the Trust Indenture Act of
        1939 of the Trustee under the Subordinated Indenture (Junior
        Subordinated Debt Securities issued by Landry's Restaurants, Inc.).

--------
(a) Incorporated by reference to the Company's Registration Statement on Form S-1, No. 33-65498 and all amendments thereto.
(b) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 1995.

ITEM 17. Undertakings

   The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) In the event securities are offered under this prospectus by a non-reporting registrant, to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on the 21st day of December, 2001.

                                          LANDRY'S RESTAURANTS, INC.

                                                 /s/ Tilman J. Fertitta
                                          By:__________________________________
                                                   Tilman J. Fertitta,
                                             Chairman of the Board and Chief
                                                    Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

                                                 Title                   Date
              Signature                -------------------------- -------------------

      /s/ Tilman J. Fertitta           Chairman of the Board of    December 21, 2001
______________________________________  Directors, President and
          Tilman J. Fertitta            Chief Executive Officer
                                        (Principal Executive
                                        Officer)

         /s/ Paul S. West              Director, Vice President    December 21, 2001
______________________________________  of Finance and Chief
             Paul S. West               Financial Officer
                                        (Principal Financial
                                        Officer)

     /s/ Steven L. Scheinthal          Director, Vice President    December 21, 2001
______________________________________  of Administration,
         Steven L. Scheinthal           General Counsel and
                                        Secretary

       /s/ James E. Masucci            Director                    December 21, 2001
______________________________________
           James E. Masucci

        /s/ Joe Max Taylor             Director                    December 21, 2001
______________________________________
            Joe Max Taylor

     /s/ Michael A. Chadwick           Director                    December 21, 2001
______________________________________
         Michael A. Chadwick

                               INDEX TO EXHIBITS

   Items denoted by a letter are incorporated by reference to other documents previously filed with the Securities and Exchange Commission as set forth at the end of this table. Items not denoted by a letter but denoted with an * are being filed herewith, and items designated with ** are to be filed by amendment.

 Exhibit
 Number
 -------
   *1.1  Form of Underwriting Agreement (Common Stock and Preferred Stock of
         Landry's Restaurants, Inc.).

   *1.2  Form of Underwriting Agreement (Senior Debt Securities and Junior
         Subordinated Debt Securities of Landry's Restaurants, Inc.).

  **1.4  Form of Underwriting Agreement (Warrants of Landry's Restaurants, Inc.).

    3.1  Certificate of Incorporation and Amendment thereto of Landry's
         Restaurants, Inc. (a)
         and (b)

    3.2  Bylaws of Landry's Restaurants, Inc. (a)

   *4.1  Form of Indenture for Senior Debt Securities issued by Landry's
         Restaurants, Inc.

   *4.2 Form of Subordinated Indenture for Junior Subordinated Debt Securities issued by Landry's Restaurants, Inc.

  **4.4  Form of Senior Debt Security issued by Landry's Restaurants, Inc.

  **4.5  Form of Junior Subordinated Debt Security issued by Landry's
         Restaurants, Inc.

    4.12 Specimen of Common Stock certificate, $0.01 par value, of Landry's
         Restaurants, Inc. (a)

   *5.1  Opinion of Haynes and Boone, LLP, counsel for Landry's Restaurants,
         Inc.

  *12.1  Computation of Statement of Ratios of Earnings to Fixed Charges.

  *23.1  Consent of Arthur Andersen LLP.

  *23.2  Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

  *24.1  Powers of Attorney.

 **25.1  Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939 of the Trustee under the Indenture (Senior Debt Securities issued by Landry's Restaurants, Inc.).

 **25.2  Statement of Eligibility on Form T-1 under the Trust Indenture Act of
         1939 of the Trustee under the Subordinated Indenture (Junior
         Subordinated Debt Securities issued by Landry's Restaurants, Inc.).

--------
(a) Incorporated by reference to the Company's Registration Statement on Form S-1, No. 33-65498 and all amendments thereto.
(b) Incorporated by reference to the Company's Form 10-Q for the quarterly period ended June 30, 1995.